120 Albany Street Town 2, Suite 450 New Brunswick, NJ 08901 1.732.509.9200 Tel 1.732.509.9299 Fax J. Curt Hockemeier President and Chief Executive Officer

March 16, 2007

Steven Heap
12408 Fairfax Station Road
Clifton, Virginia 20124

RE:       Amendment No. 1 to Offer Letter (the "Amendment")

Dear Steve:

In connection with the Offer Letter dated May 3, 2006 (the "Letter") by and between Arbinet-thexchange, Inc., a Delaware corporation (the "Company"), and you, you and the Company desire to amend certain provisions of the Letter as follows:

1.          The sixth (6'a) paragraph of the Letter is amended by deleting it in its entirety and substituting therefore the following:

"In the event that your employment is terminated (A) without cause or (B) within six (6) months following a Change of Control (as defined below) by you for Good Reason (as defined below) the Company will pay you (i) any unpaid base salary through the date of termination and any accrued vacation; (ii) severance pay equal to one (1) year base salary at the rate in effect on the date of termination and (iii) COBRA coverage payable under the Company health or welfare plan for you and your dependents during the one (1) year period following the date of termination.

For purposes of this letter, "Change of Control" shall mean a change in ownership or control of the Company effected through any of the following transactions:

(a)
a merger, consolidation or other reorganization approved by the Company's stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction, or

(b)	a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company's assets, or

March 16, 2007

(c)
the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company's securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company's existing stockholders.

For purposes of this letter, "Good Reason" means, without your written consent:

(a)	a material adverse change in your title or the duties assigned to you;

(b)	any material failure by the Company to comply with the provisions of this letter; or

(c)	any requirement by the Company that your primary office location be other than in the greater Washington, D.C. area."

2.           Except as specifically amended by this Amendment, the Letter shall remain in full force and effect in accordance with its terms.

3.          This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

	By:	/s/ J. Curt Hockemeier
Name: J. Curt Hockemeier
Title: President and Chief Executive Officer

AGREED AND ACCEPTED:
/s/ Steven Heap
Steven Heap